Exhibit h (2) (i)

MASTER ADMINISTRATIVE SERVICES AGREEMENT

This MASTER ADMINISTRATIVE SERVICES AGREEMENT (the “Agreement”) is made this      day of             , 2004 by and between A I M ADVISORS, INC., a Delaware corporation (“AIM” or the “Administrator”) and INVESCO VARIABLE INVESTMENT FUNDS, INC., a Maryland corporation (the “Company”) with respect to the separate series set forth in Appendix A to this Agreement, as the same may be amended from time to time (the “Portfolios”).

W I T N E S S E T H:

WHEREAS, the Company is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Company, on behalf of the Portfolios, has retained the Administrator to perform (or arrange for the performance of) accounting, shareholder servicing and other administrative services as well as investment advisory services to the Portfolios, and that the Administrator may receive reasonable compensation or may be reimbursed for its costs in providing such additional services, upon the request of the Board of Directors and upon a finding by the Board of Directors that the provision of such services is in the best interest of the Portfolios and their shareholders; and

WHEREAS, the Board of Directors has found that the provision of such administrative services is in the best interest of the Portfolios and their shareholders, and has requested that the Administrator perform such services;

NOW, THEREFORE, the parties hereby agree as follows:

1. The Administrator hereby agrees to provide, or arrange for the provision of, any or all of the following services by the Administrator or its affiliates:

(a) the services of a principal financial officer of the Company (including related office space, facilities and equipment) whose normal duties consist of maintaining the financial accounts and books and records of the Company and the Portfolios, including the review of daily net asset value calculations and the preparation of tax returns; and the services (including related office space, facilities and equipment) of any of the personnel operating under the direction of such principal financial officer;

(b) supervising the operations of the custodian(s), transfer agent(s) or dividend agent(s) for the Portfolios; or otherwise providing services to shareholders of the Portfolios; and

(c) such other administrative services as may be furnished from time to time by the Administrator to the Company or the Portfolios at the request of the Company’s Board of Directors.

Exhibit h (2) (i)

2. The Administrator will provide, or at its expense will assure that the Insurance Company or Qualified Plan (that has entered into a Participation Agreement with the Company) will provide the following administrative services:

(a) Establish procedures to ensure compliance with the conditions of the Company =s Mixed and Shared Funding Order.

(b) Provide assistance (clerical, administrative and other) in the negotiation of participation agreements between the Company, on behalf of the various Portfolios and Insurance Companies or Qualified Plans.

(c) Prepare the various forms of prospectus, financial reports and proxy statements as the Company has agreed to provide in the participation agreements to which it is a party.

(d) Maintain master accounts with the Portfolio and such accounts will be in the name of the Insurance Company or the Qualified Plan (or their nominees) as the record owners of shares on behalf of the Accounts.

(e) Determine the net amount to be transmitted to the Account maintained by the Insurance Company or Qualified Plan as a result of redemptions of Portfolio shares based on Contractowners= redemption requests. Disburse or credit to the Accounts all proceeds of redemptions of shares of the Fund. Notify the Portfolio of the cash required to meet payments.

(f) Determine the net amount to be transmitted to the Fund as a result of purchases of Portfolio shares based on Contractowners= purchase payments and transfers allocated to the Accounts investing in the Portfolio. Transmit net purchase payment receipts to the Portfolio=s custodian.

(g) Distribute (or arrange for the distribution) to Contractowners copies of the Portfolio=s prospectus, proxy materials, periodic fund reports to Contractowners and other materials that the Portfolio is required by law or otherwise to provide to its shareholders.

(h) Maintain and preserve all records as required by law to be maintained and preserved in connection with providing administrative services including, but not limited to recording the issuance of Portfolio shares, recording transfers and redemptions, and reconciling and balancing the Accounts.

(i) Provide Contractowner services including, but not limited to, advice with respect to inquiries related to the Portfolio (not including information about performance or related to sales) and communicating with Contractowners about Portfolio (and Separate Account) performance.

3. The services provided hereunder shall at all times be subject to the direction and supervision of the Company’s Board of Directors.

4. As full compensation for the services performed and the facilities furnished by or at the direction of the Administrator as described under Item 1, above, the Portfolios shall reimburse the Administrator for expenses incurred by them or their affiliates in accordance with the methodologies established from time to time by the Company’s Board of Directors. Such amounts shall be paid to the Administrator on a quarterly basis.

Exhibit h (2) (i)

5. As full compensation for the services performed under Item 2, above, the Portfolios shall pay AIM an amount up to an annual rate of 0.25% of the average net asset value of each Portfolio.

Exhibit h (2) (i)

In no event will the fee exceed an amount in excess of AIM=s costs (including amounts charged by various Insurance Companies and Qualified Plans pursuant to agreements with AIM in amounts up to 0.25% of net assets attributable to separate accounts of such Insurance Companies or Qualified Plans) in providing or causing others to provide such services. Such amounts shall be paid to the Administrator on a quarterly basis. To the extent that the Administrator=s costs exceed 0.25%, such excess amount shall be borne by the Administrator and the Administrator will not seek reimbursement at a later time for such excess amounts on services previously rendered if the Administrator=s costs are later reduced to an amount below 0.25%.

6. The Administrator shall not be liable for any error of judgment or for any loss suffered by the Company or the Portfolios in connection with any matter to which this Agreement relates, except a loss resulting from the Administrator’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement.

7. The Company and the Administrator each hereby represent and warrant, but only as to themselves, that each has all requisite authority to enter into, execute, deliver and perform its obligations under this Agreement and that this Agreement is legal, valid and binding, and enforceable in accordance with its terms.

8. Nothing in this Agreement shall limit or restrict the rights of any director, officer or employee of the Administrator who may also be a director, officer or employee of the Company to engage in any other business or to devote his time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

9. This Agreement shall become effective with respect to a Portfolio on the Effective Date for such Portfolio, as set forth in Appendix A attached hereto. This Agreement shall continue in effect until [June 30, 2004], and may be continued from year to year thereafter, provided that the continuation of the Agreement is specifically approved at least annually:

(a) (i) by the Company’s Board of Directors or (ii) by the vote of “a majority of the outstanding voting securities” of such Portfolio (as defined in Section 2(a)(42) of the 1940 Act); and

(b) by the affirmative vote of a majority of the directors who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of a party to this Agreement (other than as directors of the Company), by votes cast in person at a meeting specifically called for such purpose.

This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a) (4) of the 1940 Act).

10. This Agreement may be amended or modified with respect to one or more Portfolios, but only by a written instrument signed by both the Company and the Administrator.

11. Notice is hereby given that, as provided by applicable law, the obligations of or arising out of this Agreement are not binding upon any of the shareholders of the Company individually but are binding only upon the assets and property of the Company and that the

Exhibit h (2) (i)

shareholders shall be entitled, to the fullest extent permitted by applicable law, to the same limitation on personal liability as stockholders of private corporations for profit.

12. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (a) to the Administrator at Eleven Greenway Plaza, Suite 100, Houston, Texas 77046-1173, Attention: President, with a copy to the General Counsel, or (b) to the Company at Eleven Greenway Plaza, Suite 100, Houston, Texas 77046-1173, Attention: President, with a copy to the General Counsel.

13. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

14. This Agreement shall be governed by and construed in accordance with the laws (without reference to conflicts of law provisions) of the State of Texas.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

A I M ADVISORS, INC.

Attest:		By:

	Assistant Secretary		President

(SEAL)

INVESCO VARIABLE INVESTMENT FUNDS, INC.

Attest:		By:

	Secretary		President

(SEAL)

Exhibit h (2) (i)

APPENDIX A

TO

MASTER ADMINISTRATIVE SERVICES AGREEMENT

OF

INVESCO VARIABLE INVESTMENT FUNDS, INC.

Portfolios	Effective Date of Agreement
AIM V.I. Real Estate Fund	April 30, 2004
INVESCO VIF – Core Equity Fund	April 30, 2004
INVESCO VIF – Dynamics Fund	April 30, 2004
INVESCO VIF – Financial Services Fund	April 30, 2004
INVESCO VIF – Growth Fund	April 30, 2004
INVESCO VIF – Health Sciences Fund	April 30, 2004
INVESCO VIF – High Yield Fund	April 30, 2004
INVESCO VIF – Leisure Fund	April 30, 2004
INVESCO VIF – Small Company Growth Fund	April 30, 2004
INVESCO VIF – Technology Fund	April 30, 2004
INVESCO VIF – Telecommunications Fund	April 30, 2004
INVESCO VIF – Total Return Fund	April 30, 2004
INVESCO VIF – Utilities Fund	April 30, 2004